SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AFTERSOFT GROUP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11 .
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Second Floor, 9 Lower Bridge Street
Chester, Cheshire UK  CH1 1RS
011 44 1244 311794

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on July 6, 2009
The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at: http://www.vfnotice.com/aftersoft/

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 6, 2009

To the Stockholders of Aftersoft Group, Inc.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Aftersoft Group, Inc., a Delaware corporation, will be held on July 6, 2009 at 10:00 a.m. (British Summer Time) at The Eaton Suite – Executive Boardroom, The Chester Grosvenor and Spa, Eastgate, Chester, UK CH1 1LT, for the following purposes:

1.      To elect seven (7) members of the Company’s Board of Directors, each to serve until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal (Proposal No. 1);

2.      To consider and act upon a proposal to ratify the Board’s selection of KMJ Corbin & Company LLP as the Company’s independent auditors for the fiscal year ending June 30, 2009 (Proposal No. 2); and

3.      To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement that is attached and made a part of this Notice. Only stockholders of record of our Common Stock, $0.0001 par value per share, at the close of business on June 12, 2009 will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment thereof.

A copy of our Annual Report to Stockholders on Form 10-K for the year ended June 30, 2008, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. Your vote is important regardless of the number of shares you own. Only record or beneficial owners of Aftersoft’s Common Stock as of the Record Date may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license. Beneficial owners also must provide evidence of stock holdings as of the Record Date, such as a recent brokerage account or bank statement.

Whether or not you expect to attend the Annual Meeting of Stockholders, please complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope in order to ensure representation of your shares. It will help in our preparations for the meeting if you would check the box on the form of proxy if you plan on attending the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Chester, UK	By Order of the Board of Directors,
June 12, 2009
IAN WARWICK
Chairman and Chief Executive Officer

TABLE OF CONTENTS

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS	1

Information Concerning the Proxy Materials and the Annual Meeting	1

Voting Procedures and Vote Required	2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3

ELECTION OF DIRECTORS (Proposal No. 1)	7

CORPORATE GOVERNANCE	10

Board of Directors	10

Director Independence	10

Board Meetings and Attendance	10

Annual Meeting Attendance	10

Stockholder Communications with the Board	10

Board Committees	10

Family Relationships	12

Involvement in Certain Legal Proceedings	12

DIRECTOR COMPENSATION FOR FISCAL 2008	12

INFORMATION ABOUT OUR EXECUTIVE OFFICERS	13

EXECUTIVE COMPENSATION	14

Compensation Discussion and Analysis	14

Compensation Committee Report	18

Summary Compensation Table for Fiscal Years 2008 and 2007	18

Other Compensation	19

Outstanding Equity Awards at 2008 Fiscal Year End	19

Employment Agreements with Executive Officers Subsequent to Fiscal 2008	20

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	22

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT	29

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Proposal No. 2)	30

AUDIT COMMITTEE REPORT	32

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING	33

EXPENSES AND SOLICITATION	33

OTHER BUSINESS	33

ADDITIONAL INFORMATION	33

i

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

In this Proxy Statement, Aftersoft Group, Inc., a Delaware corporation, is referred to as “Aftersoft,” the “Company,” “we,” “us” and “our.”

Information Concerning the Proxy Materials and the Annual Meeting

Proxies in the form enclosed with this Proxy Statement are being solicited by our Board of Directors for use at the 2009 Annual Meeting of our Stockholders to be held at 10:00 a.m. (British Summer Time) on July 6, 2009, at The Eaton Suite – Executive Boardroom, The Chester Grosvenor and Spa, Eastgate, Chester, UK CH1 1LT, and at any adjournment thereof. Your vote is very important. For this reason, our Board of Directors is requesting that you permit your Common Stock, $0.0001 par value per share (“Common Stock”), to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Voting materials, which include this Proxy Statement, the enclosed proxy card, and the enclosed Annual Report to Stockholders on Form 10-K for the year ended June 30, 2008, which contains financial statements and other information of interest to stockholders, will first be mailed to stockholders on or about June 15, 2009.

Only stockholders of record as of the close of business on June 12, 2009 (the “Record Date”) of our Common Stock will be entitled to notice of, and to vote at, the Annual Meeting. As of May 29, 81,287,462 shares of Common Stock were issued and outstanding. As of the Record Date, 81,287,462 shares of Common Stock were issued and outstanding. Holders of Common Stock are entitled to one vote per share held by them. Stockholders may vote in person or by proxy, however, granting a proxy does not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke that proxy by (i) filing a later-dated proxy or a written notice of revocation with us at our principal offices at any time before the original proxy is exercised or (ii) attending the Annual Meeting and voting in person.

Each of Ian Warwick and Simon Chadwick are named as attorneys in the proxy. Mr. Warwick is our President and Chief Executive Officer and is also a member of our Board of Directors. Mr. Chadwick is our Chief Operating Officer and is also a member of our Board of Directors. Mr. Warwick or Mr. Chadwick will vote all shares represented by properly executed proxies returned in time to be counted at the Annual Meeting, as described below under “Voting Procedures.” Any stockholder granting a proxy has the right to withhold authority to vote for any or all of the nominees to the Board of Directors. Where a vote has been specified in the proxy with respect to the matters identified in the Notice of the Annual Meeting, including the election of directors, the shares represented by the proxy will be voted in accordance with those voting specifications. If no voting instructions are indicated, your shares will be voted as recommended by our Board on all matters, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote before the Annual Meeting.

The stockholders will consider and vote upon (i) a proposal to elect seven (7) members of our Board of Directors, each to serve until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal; and (ii) a proposal to ratify the Board’s selection of KMJ Corbin & Company LLP as our independent auditors for the fiscal year ending June 30, 2009. Stockholders also will consider and act upon such other business as may properly come before the Annual Meeting.

Voting Procedures and Vote Required

Mr. Warwick or Mr. Chadwick will vote all shares represented by properly executed proxies returned in time to be counted at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld for any or all of the nominees for directors, or which contain one or more abstentions, as well as “broker non-vote” shares (described below) are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. As noted above, proxies will be voted as recommended by our Board on all matters and will be voted in the discretion of the proxy holder on any other matters that properly come before the Annual Meeting, if no voting instructions are indicated.

Vote Required for Election of Directors (Proposal 1).  Our Certificate of Incorporation, as amended, does not authorize cumulative voting. Delaware law and our Bylaws provide that directors are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the seven (7) candidates receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward that nominee’s achievement of a plurality.

Vote Required for Ratification of Auditors (Proposal 2).  Delaware law and our Bylaws provide that, on all other matters (other than the election of directors and except to the extent otherwise required by our Certificate of Incorporation or applicable Delaware law), the affirmative vote of a majority of the shares present, in person or by proxy, and voting on the matter, will be required for approval. Accordingly, the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and voting on the matter, will be required to ratify the Board’s selection of KMJ Corbin & Company LLP as our independent auditors for the fiscal year ending June 30, 2009.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals. Broker non-votes are not counted for the purposes of obtaining a quorum for the Annual Meeting, and, in tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote. There are no votes scheduled for the Annual Meeting that are considered “non-routine.”

Abstentions are counted as “shares present” at the Annual Meeting for purposes of determining the presence of a quorum and with respect to any matters being voted upon at the Annual Meeting. Abstentions will have no effect on the outcome of the election of directors, but with respect to any other proposal an abstention will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

Votes at the meeting will be tabulated by one or more inspectors of election appointed by the Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of May 29, 2009 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding Common Stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock. The percentage of beneficial ownership is based upon 81,287,462 shares of Common Stock outstanding as of May 29, 2009. Unless otherwise identified, the address of our directors and officers is c/o Aftersoft Group, Inc., Heronsway, Chester Business Park, Chester, UK CH4 9QR.

Name and address of beneficial owner	Amount and Nature of Beneficial Ownership		Percent of class of Common Stock (1)
Wynnefield Persons (2) c/o Wynnefield Capital Inc. 450 Seventh Ave., Suite 509 New York, NY 10123	12,537,896	(3)	14.85%

Quillen Persons (4) 145 East 57th Street, 10th Floor New York, NY 10022	6,960,112	(5)	8.52%

ComVest Capital LLC 105 S. Narcissus Ave. West Palm Beach, FL 33401	9,444,678	(6)	10.41%

Directors and Officers:

Ian Warwick Chief Executive Officer and Chairman	4,561,452	(7)	5.61%

Simon Chadwick Chief Operating Officer	1,961,084		2.41%

Charles F. Trapp Chief Financial Officer	1,048,571	(8)	1.29%

Frederick Wasserman, Director	81,501	(9)	0.10%

Dwight B. Mamanteo, Director	390,297	(10)	0.48%

Marcus Wohlrab, Director	39,085	(11)	0.05%

Gerald M. Czarnecki, Director	673,545	(12)	0.83%

W. Austin Lewis IV (13) c/o Lewis Asset Management Corp. 45 Rockefeller Plaza New York, NY 10111	16,284,345	(14)	18.57%

Executive Officers and Directors as a group (8 persons)	25,039,880		28.55%

Former Officers:

Michael Jamieson(15)	560,000		0.69%

Michael O’Driscoll	0		0.00%

(1)
Based on a total of 81,287,462 shares of Common Stock outstanding. In accordance with Securities and Exchange Commission rules, each person’s percentage interest is calculated by dividing the number of shares that person owns by the sum of (a) the total number of shares outstanding as of May 29, 2009 plus (b) the number of shares such person has the right to acquire within sixty (60) days of May 29, 2009.

(2)
Comprised of Wynnefield Partners Small Cap Value, LP (“Wynnefield Partners”) and Wynnefield Partners Small Cap Value LP I (“Wynnefield Partners I”), and the general partner of each of these entities, Wynnefield Capital Management, LLC (“Wynnefield LLC”); Wynnefield Small Cap Value Offshore Fund Ltd. (“Wynnefield Offshore”) and its investment manager, Wynnefield Capital, Inc. (“Wynnefield Capital”); Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (the “Plan”); Channel Partnership II, LP (“Channel”); Nelson Obus, who serves as principal and co-managing member of Wynnefield Capital Management, LLC, principal executive officer of Wynnefield Capital, Inc. and general partner of Channel Partnership II, LP; and Joshua H. Landes, who serves as principal and co-managing member of Wynnefield Capital Management, LLC and executive officer of Wynnefield Capital, Inc. (collectively, the “Wynnefield Persons”). Dwight Mamanteo, one of the Company’s directors, is an investment analyst with Wynnefield Capital. Mr. Mamanteo exercises neither voting nor dispositive control over the shares beneficially owned by Wynnefield Capital. The Company has been informed that Nelson Obus and Joshua H. Landes share voting and investment control over the shares beneficially owned by Wynnefield Partners, Wynnefield Partners I, Wynnefield Offshore, Wynnefield LLC, Wynnefield Capital and the Plan, and that Nelson Obus exercises sole voting and investment control over the shares beneficially owned by Channel.  Based upon information provided in a Schedule 13D/A filed with the SEC on April 3, 2009 and a Form 4 filed on May 22, 2009.

(3)
Represents an aggregate 9,412,894 shares of common stock and 3,125,002 shares issuable upon exercise of warrants which are currently exercisable at $1.00 per share and expire July 2, 2013, which are beneficially owned as follows: (i) 2,451,015 shares of common stock and 833,334 shares issuable upon exercise of warrants are beneficially owned by Wynnefield Partners; (ii) 3,065,485 shares of common stock and 833,334 shares issuable upon exercise of warrants are beneficially owned by Wynnefield Partners I; (iii) 2,860,963 shares of common stock and 833,334 shares issuable upon exercise of warrants are beneficially owned by Wynnefield Offshore; (iv) 410,431 shares of common stock beneficially owned by the Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; and (v) 625,000 shares of common stock and 625,000 shares issuable upon exercise of warrants are beneficially owned by Channel.  Based upon information provided in a Form 4 filed with the SEC on May 22, 2009.

(4)
Comprised of Little Wing, L.P. (“Little Wing”); Quilcap Corp., the general partner of Little Wing (“Quilcap Corp.”); Tradewinds Fund, Ltd. (“Tradewinds”); Quilcap Management, LLC, the investment manager of Little Wing and Tradewinds (“Quilcap Management”); and Parker Quillen, the President of Quilcap Corp. and the Sole Managing Member of Quilcap Management (collectively, the “Quillen Persons”).  Based upon information provided in a Schedule 13G/A filed with the SEC on February 13, 2009.

(5)
Represents (i) 5,976,508 shares of common stock and 357,292 shares of common stock issuable upon exercise of warrants, which are currently exercisable at $1.00 per share and expire July 2, 2013, owned by Little Wing, with respect to which Little Wing has the power to vote and dispose, which power may be exercised by Mr. Quillen, as President of Quilcap Corp and as Sole Managing Member of Quilcap Management; and (ii) 540,879 shares of common stock and 59,375 shares of common stock issuable upon exercise of warrants, which are currently exercisable at $1.00 per share and expire July 2, 2013, owned by Tradewinds, with respect to which Tradewinds has the power to vote and dispose, which power may be exercised by Mr. Quillen, as the Sole Managing Member of Quilcap Management; and (iii) 26,058 shares of common stock with respect to which Mr. Quillen has sole voting and dispositive power.  Based upon information provided in a Schedule 13G/A filed with the SEC on February 13, 2009.

(6)
Includes the following shares owned by ComVest Capital LLC: (i) 1,000,000 shares issuable upon exercise of warrants to purchase shares of Common Stock, which are currently exercisable at $0.11 per share and expire December 31, 2013; (ii) 2,083,333 shares issuable upon exercise of warrants to purchase shares of Common Stock, which are currently exercisable at $0.3618 per share and expire December 31, 2013; (iii) 2,000,000 shares issuable upon exercise of warrants to purchase shares of Common Stock, which are currently exercisable at $0.11 per share and expire December 31, 2013, and (iv) 3,361,345 shares of common stock issuable upon conversion of the $5,000,000 principal amount of that certain Convertible Term Note dated December 21, 2007 issued to Comvest Capital LLC, at a current conversion rate of $1.4875 per share. The Company has been informed that Comvest Capital Advisors, LLC is the managing entity of ComVest Capital, LLC, and that Gary Jaggard, managing director of Comvest Capital, LLC, exercises voting and investment control over the shares beneficially owned by ComVest Capital, LLC. Also includes 1,000,000 shares issuable upon exercise of warrants owned by Commonwealth Associates, LP, an entity affiliated with Comvest Capital, LLC. See “Certain Relationships and Related Transactions and Director Independence” for additional detail.

(7)	Represents shares that Mr. Warwick owns directly.

(8)	Includes 420,000 vested shares of an award of an aggregate 750,000 restricted shares of Common Stock granted by the Company on May 13, 2008 for services previously rendered.

(9)
Includes (i) 14,000 vested shares of restricted Common Stock of an award for an aggregate 25,000 shares of restricted Common Stock granted on May 13, 2008 by the Company for services previously rendered; and (ii) 27,501 vested shares of restricted Common Stock out of an award of an aggregate of 110,000 shares of restricted Common Stock granted on October 6, 2008.

(10)
Includes (i) 14,000 vested shares of restricted Common Stock of an award for an aggregate 25,000 shares of restricted Common Stock granted on May 13, 2008 by the Company for services previously rendered; and (ii) 19,935 vested shares of restricted Common Stock out of an award of an aggregate of 104,000 shares of restricted Common Stock granted on October 6, 2008.

(11)
Includes (i) 14,000 vested shares of restricted Common Stock of an award for an aggregate 25,000 shares of restricted Common Stock granted on May 13, 2008 by the Company for services previously rendered; and (ii) 25,085 vested shares of restricted Common Stock out of an award of an aggregate of 104,000 shares of restricted Common Stock granted on October 6, 2008.

(12)
Includes (i) 11,528 vested shares of restricted Common Stock out of an award for an aggregate 25,000 shares of restricted Common Stock granted by the Company for joining the Board of Directors on October 6, 2008; and (ii) 26,835 vested shares of restricted Common Stock out of an award of an aggregate 140,000 shares of restricted Common Stock granted on October 6, 2008.

(13)
W. Austin Lewis IV is the portfolio manager and general partner of Lewis Asset Management Corp., the investment manager of Lewis Opportunity Fund, LP and LAM Opportunity Fund, LTD. Accordingly, Mr. Lewis is deemed to be the beneficial owner of the shares owned by Lewis Opportunity Fund, LP and LAM Opportunity Fund, LTD. and beneficially owned by Lewis Asset Management Corp.

(14)
Represents (i) 3,209,981 shares owned directly by W. Austin Lewis IV, (ii) 5,322,646 shares of common stock and 5,112,328 shares issuable upon exercise of warrants, which are currently exercisable at $1.00 per share and expire April 24, 2014, owned by Lewis Opportunity Fund, LP, and (iii) 1,348,719 shares of common stock and 1,290,671 shares of common stock issuable upon exercise of warrants, which are currently exercisable at $1.00 per share and expire April 24, 2014, owned by LAM Opportunity Fund, LTD.

(15)
Mr. Jamieson previously served as the Company’s Chief Operating Officer and a director on the Company’s Board of Directors, but resigned these positions on March 6, 2007.  He currently serves as Chief Executive Officer of the Company’s subsidiary, MAM Software Ltd.

Information about the Change in Control of Aftersoft

On November 24, 2008 (the “Dividend Distribution Date”), Auto Data Network, Inc. (“ADNW”), the former parent of Aftersoft, distributed a dividend of the 71,250,000 shares of Aftersoft Common Stock that ADNW owned at such time in order to complete the previously announced spin-off of Aftersoft’s businesses. The dividend shares were distributed in the form of a pro rata dividend to the holders of record as of November 17, 2008 (the “Record Date”) of ADNW’s common and convertible preferred stock. Each holder of record of shares of ADNW common and preferred stock as of the close of business on the Record Date was entitled to receive 0.6864782 shares of Aftersoft's common stock for each share of common stock of ADNW held at such time, and/or for each share of ADNW common stock that such holder would own, assuming the convertible preferred stock owned on the Record Date was converted in full.

Due to the nature of the dividend distribution, the ex-dividend date was set by NASDAQ as Tuesday, November 25, 2008, one day following the Dividend Distribution Date. No consideration was paid by any ADNW shareholder to receive the distribution of the dividend shares. Only whole shares were delivered to ADNW shareholders, so any resulting fractional shares in calculating the dividend were rounded up to the nearest whole number, which rounding up resulted in the issuance of an aggregate additional amount of approximately 8,247 shares.

As a result of Aftersoft’s ownership of certain ADNW securities, Aftersoft received approximately 13,965,295 shares of its own common stock in connection with the dividend distribution.

Prior to the spin-off, ADNW owned approximately 77% of Aftersoft’s issued and outstanding common stock. Subsequent to and as a result of the spin-off, Aftersoft is no longer a subsidiary of ADNW.

ELECTION OF DIRECTORS
(Proposal No. 1)

The following individuals have been nominated as members of our Board of Directors, each to serve until the 2010 Annual Meeting of Stockholders, until their successors are elected and qualified or until their earlier resignation or removal. Pursuant to Delaware law and our Bylaws, directors are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the seven (7) candidates receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Proxies cannot be voted for a greater number of persons than the number of nominees named or for persons other than the named nominees.

Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

Name of Director	Age	Director since:
Ian Warwick	49	December 2005

Simon Chadwick	40	July 2007

Dwight B. Mamanteo	39	March 2007

Marcus Wohlrab	46	March 2007

Frederick Wasserman	54	July 2007

Gerald M. Czarnecki	69	August 2008

W. Austin Lewis IV	33	January 2009

Ian Warwick has served as Chief Executive Officer and Chairman of the Board of Directors since December 2005. He served as CEO, President and Chairman of ADNW, Aftersoft’s former parent, from October 2005 until immediately following the spin-off of Aftersoft from ADNW on November 24, 2008. From September 2004 until December 2005, Mr. Warwick served as CEO of Broaden Software, Inc., a software company aggregator. From January 2004 to July 2004, he served as CEO of Bioaccelerate Holdings, Inc. where he established the structure of the business to enable it raise capital and acquire pharmaceutical products and licenses. From March 2001 to September 2003, he established and listed on the OTCBB, Corpsan, Inc. a supply chain and enterprise resource planning company for the design and print industry.

 Simon Chadwick has served as Chief Operating Officer since May 2007 and as a director since July 2007. Mr. Chadwick has served as the Company’s vice-president of Corporate Development since January 2006. From September 2004 to March 2006, Mr. Chadwick served as the chief technical officer of Broaden Software, Inc., a software company aggregator, for which he structured several acquisitions and provided business and technology appraisals and negotiations in the United Kingdom, New Zealand and South Africa. From November 2003 to September 2004, he served as the chief executive officer of BrainBox Consulting Ltd., a technology consulting company. From July 2000 to November 2003, he served as the chief technology officer of Corspan Inc., a private equity funded company focused on e-business initiatives, including the acquisition of leading-edge knowledge, content, and management systems. Mr. Chadwick received his Bachelor of Science degree in chemistry and computer science from the University of Hull (Hull, England).

   Dwight B. Mamanteo became a Director of the Company on March 1, 2007. Mr. Mamanteo serves as the Chairman of the Company’s Compensation Committee and as a member of the Company’s Audit Committee and a member of the Company’s Governance and Nomination Committee. From November 2004 to the present, he has served as an investment analyst and portfolio manager at Wynnefield Capital Inc., a private investment firm headquartered in New York City. From September 1999 to June 2004, he served as manager of Global Alliances Technical Services for BEA Systems in the US and France. He has also provided technical consulting services to Delta Technologies, VISA International, Liberty Mutual, Ameritec Communications and Ericcson Communications. Mr. Mamanteo also serves on the Board of Directors of PetWatch Animal Hospitals, Inc. and was appointed its Chairman of the Board in February 2009, and since April 2009 has served on the Board of Directors, and a member of the Compensation and Governance Committees of Easylink Services International Corporation (NASDAQ: ESIC), a provider of e-commerce solutions connecting businesses with their trading communities. He also served on the Board of Directors of Sevis Sherpa Corporation, where he chaired the Compensation Committee. Mr. Mamanteo received his MBA from the Columbia University Graduate School of Business and his Bachelor of Electrical Engineering from Concordia University (Montreal).

Marcus Wohlrab became a Director of the Company on March 1, 2007. Mr. Wohlrab is the Chairman of the Governance and Nomination Committee and is a member of the Compensation Committee. In April 2001, Mr. Wohlrab founded Easting Capital Limited, a company that serves as a placing agent for credit and interest rate securities as well as negotiating public finance deals for large infrastructure projects as well as private companies. Easting Capital has recently been re launched beginning 2008 with new shareholders and is now known as Clearmond AG registered in Switzerland. From October 2000 to April 2001, Mr. Wohlrab was Executive Vice President Market Development for Easdaq, the pan-European Stock Market for growth companies (later acquired by NASDAQ). From January 1998 to September 2000, he served as Director Europe and Middle East for NASDAQ International. He also founded, built and helped finance WinWatch/WinVista, a software programming entity focused on Internet and Windows security products. He was also Director of Corporate Finance for Modatech Systems, Assistant Director for the Union Bank of Switzerland, Vice President of Sales and Marketing for Paine Webber International, and Vice President for Wood Gundy/CIBC/Oppenheimer. Mr. Wohlrab received a Bachelor of Science degree in Mathematics and Geology from Devon University and is fluent in Italian, French, German and English.

 Frederick Wasserman became a Director of the Company on July 17, 2007. Mr. Wasserman is the Chairman of the Audit Committee and is a member of the Governance and Nomination Committee. Mr. Wasserman is President of FGW Partners, LLC, a financial management consulting firm he started, effective as of May 1, 2008. From August 2005 to December 2006, he served as Chief Operating and Chief Financial Officer of Mitchell & Ness Nostalgia Company, a manufacturer of licensed sportswear. From January 2001 to February 2005, he served as President and Chief Financial Officer of Goebel of North America, a subsidiary of the manufacturer of M.I. Hummel products, W. Goebel Porzellanfabrik Company. From December 1995 to January 2001 he served as Vice-President of Finance and Chief Financial Officer of Papel Giftware, serving as the company’s interim president from May 2000 to January 2001. He also brings 13 years of public accounting experience, most notably work with each of Coopers & Lybrand and Eisner & Company. He received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School, and has been a Certified Public Accountant. Mr. Wasserman also serves as a Director for the following companies: Acme Communications, Inc. (chairman- Nominating Committee, member- Audit Committee), Breeze-Eastern Corporation (Chairman- Audit Committee), Allied Defense Group (Member-Audit Committee, Ethics and Governance Committee), TeamStaff, Inc.(Chairman- Audit Committee), Crown Crafts, Inc. and Gilman + Ciocia, Inc. (Chairman- Compensation Committee, Member- Audit Committee).

Gerald M. Czarnecki became a Director of the Company on August 13, 2008. Mr. Czarnecki serves as our lead director and is an ex officio member of each of the Audit Committee, Compensation Committee and Governance and Nomination Committee. Mr. Czarnecki is the Chairman and CEO of The Deltennium Group, Inc., a privately held consulting and direct investment firm, since its founding in 1995. Since August 2007, Mr. Czarnecki has served as President and CEO of 02Media, Inc., a private organization providing direct response marketing campaign management and infomercial production, educational and branded entertainment TV programming and Internet marketing campaign management. From April 1, 2007 to January 15, 2008, Mr. Czarnecki served as interim President & CEO of Junior Achievement Worldwide, Inc., where he also serves on the board of directors, and as member of the Executive Committee, and Chairman of its Human Resources, Compensation and Pension Committees. Mr. Czarnecki is a member of the Board of Directors of State Farm Insurance Company and is Chairman of the Audit Committee; a member of the Board of Directors of Del Global Technology, Inc. since June 2003, and Chairman of the Audit Committee; and a member of the Board of Directors of State Farm Bank and State Farm Fire & Casualty. He is also a member of the advisory board for Private Capital, Inc. and serves as Chairman of the Board of Trustees of National University. In addition he is Chairman of the Board of National Leadership Institute, a nonprofit organization dedication to facilitating quality leadership and governance in nonprofit organizations; Chairman of the National Association of Corporate Directors - Florida Chapter, and faculty member; and member of the Board of Directors of Junior Achievement of South Florida, Inc. Mr. Czarnecki holds a B.S. in Economics from Temple University, and M.A. in Economics from Michigan State University, a Doctor of Humane Letters from National University and is a Certified Public Accountant.

W. Austin Lewis IV was appointed to the Board on January 27, 2009. Mr. Lewis serves as a member of the Audit Committee and the Compensation Committee. He currently serves as the Chief Executive Officer of Lewis Asset Management Corp., an investment management company headquartered in New York City which he founded in 2004. From 2003 to 2004, Mr. Lewis was employed at Puglisi & Company, a New York based broker-dealer registered with FINRA, where he served as a registered representative and managed individual client accounts, conducted due diligence for investment banking activities and managed his own personal account. In 2002, Mr. Lewis co-founded Thompson Davis, & Company, Inc., a registered broker-dealer headquartered in Richmond, Virginia. From 1998 to 2002, Mr. Lewis was employed by Branch Cabell and Company, Inc. in Richmond, Virginia (“Branch Cabell”) where he was a registered representative. Following the November 2000 acquisition of Branch Cabell by Tucker Anthony Incorporated (“Tucker Anthony”), Mr. Lewis served as a Vice-President for Tucker Anthony and subsequently RBC Dain Rauscher, Inc. which acquired Tucker Anthony in August of 2001. Mr. Lewis received his Bachelor of Science degree in Finance and Financial Economics from James Madison University in 1998.

At the Annual Meeting a vote will be taken on a proposal to approve the election of the seven (7) director nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE SEVEN (7) DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Board of Directors

The Board oversees our business affairs and monitors the performance of our management. In accordance with our corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials sent to them and by participating in Board and committee meetings. Our directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal, or for other reason is unable to serve in the capacity of director.

Director Independence

Our determination of independence of directors is made using the definition of “independent director” contained in Rule 4200(a)(15) of the rules of the NASDAQ Stock Market (“NASDAQ”) , even though such definitions do not currently apply to us because we are not listed on NASDAQ. We have determined that Dwight B. Mamanteo, Marcus Wohlrab, Frederick Wasserman, Gerald Czarnecki and Austin Lewis are “independent” within the meaning of such rules. Ian Warwick and Simon Chadwick are not “independent” under these rules, due to their respective positions as our Chief Executive Officer and Chief Operating Officer.

Board Meetings and Attendance

During fiscal 2008, the Board held 12 physical and telephonic meetings. No incumbent director attended, either in person or via telephone, fewer than 75% of the aggregate of all meetings of the Board and committees, if any, on which each director served. The Board also approved certain actions by unanimous written consent.

Annual Meeting Attendance

Two of the Company’s then five directors attended our 2008 Annual Meeting of Stockholders, which was held in Chester, England.

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

Board Committees

Our Board of Directors has three standing committees of the Board: a Compensation Committee, an Audit Committee and Governance and Nomination Committee. As of May 29, 2009, the members of these committees are:

Compensation Committee	Audit Committee	Governance and Nomination Committee
Dwight B. Mamanteo - Chair	Frederick Wasserman** - Chair	Marcus Wohlrab – Chair

Marcus Wohlrab	Dwight B. Mamanteo	Dwight B. Mamanteo

W. Austin Lewis IV	W. Austin Lewis IV	Frederick Wasserman

Gerald M. Czarnecki -ex officio member	Gerald M. Czarnecki -ex officio member	Gerald M. Czarnecki -ex officio member

**The Board of Directors has determined that Frederick Wasserman is an “audit committee financial expert” as defined in Regulation S-K.

Audit Committee

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company, and such other duties as directed by the Board. The Committee’s purpose is to oversee the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company's independent auditor to prepare or issue an audit report on the financial statements of the Company, and the performance of the Company's internal and independent auditors. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, the Company’s processes to manage business and financial risk, and compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor.

During fiscal 2008, the Audit Committee held 4 physical and telephonic meetings.

The Audit Committee’s charter was attached as Appendix A to the Company’s proxy statement relating to the Company’s 2008 Annual Meeting of Stockholders, which was filed with the SEC on May 15, 2008 and amended on May 19, 2008.

Compensation Committee

The Compensation Committee’s role is to discharge the Board’s responsibilities relating to compensation of the Company’s executives, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans.

During fiscal 2008, the Compensation Committee held 4 physical and telephonic meetings.

The Compensation Committee’s charter was attached as Appendix B to the Company’s proxy statement relating to the Company’s 2008 Annual Meeting of Stockholders, which was filed with the SEC on May 15, 2008 and amended on May 19, 2008.

Governance and Nomination Committee

The Governance and Nomination Committee’s role is to appoint nominees for election to the Company’s Board of Directors, to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, to review, evaluate and recommend changes to the Company’s corporate governance policies, and to review the Company's policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders.

During fiscal 2008, the Governance and Nomination Committee held 4 physical and telephonic meetings.

The Governance and Nomination Committee’s charter was attached as Appendix C to the Company’s proxy statement relating to the Company’s 2008 Annual Meeting of Stockholders, which was filed with the SEC on May 15, 2008 and amended on May 19, 2008.

Family Relationships

There are no familial relationships among any of our officers and directors.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any Federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

In addition, the Company is not engaged in, nor is it aware of any pending or threatened, litigation in which any of its directors, executive officers, affiliates or owner of more than 5% of the Company’s Common Stock is a party adverse to the Company or has a material interest adverse to the Company.

DIRECTOR COMPENSATION FOR FISCAL 2008

During fiscal 2008, directors who were not officers of the Company received $2,500 for each Board meeting attended in person and $750 for each Board Committee meeting attended in person, or 75% of the applicable rate if attended such Board or Committee meeting by teleconference. Directors who are also executive officers of the Company do not receive any additional compensation for their service on the Board.

The following table reflects all compensation awarded to, earned by or paid to the Company’s directors for the fiscal year ended June 30, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Ian Warwick	—	—	—	—	—	—	—
Simon Chadwick	—	—	—	—	—	—	—
Dwight B. Mamanteo	$29,000	850	—	—	—	—	$29,850
Marcus Wohlrab	$29,000	850	—	—	—	—	$29,850
Frederick Wasserman	$28,600	850	—	—	—	—	$29,450

(1)
The amount shown in the table reflects the dollar amount recognized for fiscal 2008 financial statement reporting purposes of the outstanding stock awards held by the directors in accordance with FAS 123R. Stock awards represent an award on May 13, 2008 to each of Mr. Mamanteo, Wohlrab and Wasserman of 25,000 shares of Common Stock with a grant date closing price of $0.10 per share, of which 34% or 8,500 shares, vested immediately on the date of grant. The remaining 66% of the shares, or 16,500 shares, will vest in three equal installments of 5,500 shares, on each of the first, second and third anniversaries of the grant date. The shares were not issued pursuant to any existing compensation plan. Refer to the Company’s Consolidated Financial Statements for the Fiscal Years Ended June 30, 2008 and 2007, Note 1 “Stock Based Compensation” and Note 10 “Stockholders Equity” included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, with respect to valuation assumptions for this stock grant. The directors held no other stock or option awards at June 30, 2008.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Our executive officers are:

Name	Age	Position
Ian Warwick	49	Chief Executive Officer and Chairman of the Board of Directors
Charles F. Trapp	59	Chief Financial Officer
Simon Chadwick	40	Chief Operating Officer and Director

Biographical information about Ian Warwick and Simon Chadwick appears on page 7 above.

Charles F. Trapp was appointed Vice President of Finance and Chief Financial Officer on November 30, 2007, following the resignation of the Company’s former CFO, Michael O’Driscoll. Mr. Trapp was the co-founder and President of Somerset Kensington Capital Co., a Bridgewater, New Jersey-based investment firm that provided capital and expertise to help public companies restructure and reorganize from 1997 until November 2007. Earlier in his career, he served as CFO and/or a board member for a number of public companies, including AW Computer Systems, Vertex Electronics Corp., Worldwide Computer Services and Keystone Cement Co. His responsibilities have included accounting and financial controls, federal regulatory filings, investor relations, mergers and acquisitions, loan and labor negotiations, and litigation management. Mr. Trapp is a Certified Public Accountant and received his Bachelor of Science degree in Accounting from St. Peter’s College in Jersey City, New Jersey.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee (the “Compensation Committee” or the “Committee”) of the Board administers our executive compensation program. Each member of the Committee is a non-employee and an independent director. The Compensation Committee is responsible for establishing salaries, administering our incentive programs, and determining the total compensation for our Chief Executive Officer and other executive officers. The Compensation Committees seeks to achieve the following goals with our executive compensation programs: to attract, motivate, and retain key executives and to reward executives for value creation. The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its stockholders. Our executive compensation program has three principal elements: base salary, cash bonuses, and equity incentives under a recently established 2007 Long-Term Stock Incentive Plan (the “LTIP”).

This Compensation Discussion and Analysis speaks as of the end of the fiscal year ended June 30, 2008.

Compensation Principles

We believe the top growing companies design their compensation program to attract, motivate, and retain highly talented individuals to drive business success. We further believe that the ideal programs tend to be principle-based rather than rules-based with such best practices compensation programs providing for the opportunity for executives and other key employees to achieve significant compensation upon the realization of objectives that clearly benefit a company and its shareholders. The Committee believes that best-practices plan will reflect the following principles:

(1)            Compensation should be related to performance

A proper compensation program should reinforce our Company’s business and financial objectives. Employee compensation will vary based on Company versus individual performance. When the Company performs well against the objectives that the Compensation Committee and Board will set, employees will receive greater incentive compensation. To the extent the business does not achieve or meet these objectives, incentive awards will be reduced or eliminated. An employee’s individual compensation will also vary based on his or her performance, contribution, and overall value to the business. Employees with sustained high performance should be rewarded more than those in similar positions with lesser performance.

(2)           Our employees should think like stockholders

The second critical principle of our compensation programs should be to foster an environment where our employees should act in the interests of the Company’s stockholders. We believe that the best way to encourage them to do that is through an equity interest in their company. Equity interest in a company can be achieved in several respects: the establishment of equity incentive plans that provide for the granting of equity-based awards, such as stock options and/or restricted stock or performance share units to employees. This requires the establishment of an omnibus long-term stock-based incentive plan, which LTIP was approved and adopted by our Board and shareholders. While this plan also provides for traditional stock options, we believe that options should not form the dominant focus of a proper incentive plan and that performance share units or performance vesting restricted stock grants represent a preferred form of equity incentive. The philosophy behind such a structure is that as employees earn more stock (as opposed to options) they will think more like stockholders. Put another way, when all employees become owners, they think and behave like owners.

(3)           Incentive compensation should be a greater part of total compensation for more senior positions

The proportion of an individual’s total compensation that varies with individual and Company performance objectives should increase as the individual’s business responsibilities increase. Thus, cash bonuses and LTIP-based compensation should form the overwhelmingly dominant portion of overall compensation for the Company’s senior employees and the milestones for payouts on those plans for our senior employees are based entirely on corporate results.

Compensation Targets

Historically, we have not set targets for our offices and employees. Presently the Compensation Committee with the assistance of outside advisors and input of the officers of the Company is setting competitive targets that properly reflect the challenges of the business and create an equity-focused culture throughout the entire Company.

We believe that in allocating compensation among these elements, the compensation of a company’s senior-most levels of management - those persons having the greatest ability to influence a company’s performance - should be predominantly performance-based, while more junior employees should receive a greater portion of their compensation based on their base salary.

Base Salary and Cash Incentive

We will divide total cash compensation into a base salary portion and a cash incentive bonus portion. The Compensation Committee establishes the Chief Executive Officer’s targeted cash compensation first and then sets the cash compensation for other officers accordingly, based on the function served by that officer, that officer’s experience, and expected individual performance. Generally, we believe that the higher the level of responsibility of the executive within our Company, the greater the portion of that executive’s target total cash compensation that consists of the cash incentive component. The higher the executive’s level of responsibility within the Company, the greater the percentage of the executive’s compensation that should be tied to the Company’s performance.

Equity Incentive

Long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. The Committee believes that the use of stock and stock-based awards offers the best approach to properly achieving our goals. We believe that stock-based compensation provide the principal method for executive officers to acquire equity or equity-linked interests in the Company. We have implemented the LTIP which we will utilize for such a purpose, which has received shareholder approval.

Rationale for Paying each Element

Base compensation and participation in benefit plans are established to provide employees with appropriate industry competitive terms. Director retainers are paid partially to compensate directors for their considerable time investment and to assist directors in covering their indirect operating expenses as independent contractors. Annual incentive cash bonuses are paid to reward employees for performance and stockholder value enhancement in the current year, based upon targets set by the Board for the CEO and his direct reports, with the CEO establishing the individual targets for all other employees.

LTIP awards will be designed to reward the building of long-term stockholder value, while providing modest, interim rewards in the pursuit of such longer-term objectives.

Determination of Amounts to Pay

Base salaries, benefits and potential cash bonuses are established based upon current market conditions. Where needed, outside consultants may be retained to assist in this process. Benefit plan structures may be evaluated periodically to determine market competitiveness with similar companies.

Stock-based awards to be granted will be evaluated based upon projected total compensation levels for participants assuming certain objectives are achieved. Since the majority of the total potential compensation is based upon performance, our expectation is that the total projected compensation level be well above average, because the “at risk” compensation levels generally exceed 2/3 of anticipated compensation under the assumption that bonus targets are met. The Committee, taking into consideration management’s recommendations and with sign-off from all independent Directors, will set each year’s goals and milestones, their weightings, and the formulas for award calculation. For accounting purposes, cash elements are expensed as earned. LTIP awards are expensed as provided for under FAS 123R, and are further described in the footnotes to the audited financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

How the Elements Interact

While each element is set with certain needs in mind, the Committee also looks at the total compensation package for each individual to determine that the total payout is appropriate to the level of responsibility attributable to each participant. The total compensation package will also include any bonus amounts and awards to be based on performance targets, when such targets are ultimately set by the Committee.

Chief Executive Officer Compensation

The Compensation Committee uses the same factors in determining the compensation of our Chief Executive Officer as it does for other senior officers. Our Chief Executive Officer’s base salary for the fiscal year ended June 30, 2008 was US $349,195. Our Chief Executive Officer’s salary is established in British pounds, which is the currency of his residence. When translated into U.S. dollars, which is our currency, the amount of his compensation will fluctuate based upon exchanges rates. Our Chief Executive’s salary is set at a specific level in British Pounds Sterling. During the past 18 months the weakness in the U.S. Dollar relative to the British Pound has effectively increased his salary on a Dollar-denominated basis, even though his base salary in Pounds Sterling has not changed. Additionally, the deterioration of the exchange rate has weakened the Compensation Committee’s ability to compare the CEO’s salary to a peer group. Also, since his salary is set pursuant to his employment agreement that was entered into with our parent, ADNW, we have used the peer group described below for comparison purposes only. We are reviewing his compensation and the compensation of our other senior officers with the expectation of putting agreements in place with our officers to be effective after the spinoff from ADNW. His salary will be evaluated based on a comparison with a peer group as determined by our independent directors. Our independent directors are surveying companies whose revenue base and organizational size were consistent with ours as well as several companies within our industry, which we defined as business and supply chain management software solutions. The peer group is thus being created from a group of companies that are both similar in size as well as companies within our industry segment. Finally, we will compare the peer group to compensation for similar companies that are in the midst of a turnaround.

Employment Agreements

As of June 30, 2008, we had not yet entered into any employment agreements with our executive officers. See “Employment Agreements with Executive Officers Subsequent to Fiscal 2008” below for a description of the employment agreements we entered into with our executive officers during fiscal 2009.

Severance Benefits

We anticipate that each Executive Officer’s contract will contain a severance benefit for that officer if he or she is terminated other than for cause or the officer leaves the Company after a change in control, provided they leave for “good reason.” The severance benefit will range from six (6) months’ benefit to two (2) years’ benefit in the case of our Chief Executive Officer. We plan to provide this benefit because we want executives to focus on the Company’s business and enhancing stockholder value without undue concern about any possible loss of their job.

Retirement Plans

We do not offer retirement plans for our officers.

Change in Control

We anticipate that each officer’s contract will contain standard provisions that protect that officer in the event there is a change in control that has not been approved by our Board of Directors. In addition, our LTIP provides for acceleration of vesting in the event of a change in control.

The precise terms and conditions of each executive contract and of each plan will be contained in each such contract or plan, and will be filed with the SEC.

Perquisites

We offer limited perquisites for our executives. We may offer life insurance policies for our Named Executive Officers, but as of the date of this report, have yet to establish those policies.

Board Process

The Compensation Committee of the Board of Directors approves all compensation and awards to executive officers, which include the Chief Executive, the Chief Financial Officer, and Chief Operating Officer, and any other Named Executive Officers. Generally, on its own initiative the Compensation Committee reviews the performance and compensation of the Chief Executive, Chief Financial Officer, and Chief Operating Officer and, following discussions with those individuals, establishes their compensation levels where it deems appropriate. For the remaining officers, the Chief Executive Officer makes recommendations to the Compensation Committee that generally, with such adjustments and modifications that are deemed necessary or appropriate by the Committee, are approved. With respect to equity-based compensation awarded to others, the Compensation Committee grants restricted stock, generally based upon the recommendation of the Chief Executive Officer.

The Compensation Committee believes that objectives cannot be established in a vacuum and thus invites management’s input into the establishment of milestones. Although Committee meetings are held in executive session, without management’s presence, the Committee (and from time to time individual members of the Committee) routinely meets with senior officers of the Company to discuss objectives, to explain the rationale for certain objectives or milestones, and to assure that it has management’s input in assessing the consequences of decisions made in Committee, for instance, the impact that its decisions may have on our financial statements. The Committee’s interactions with management seek to achieve a balance between receiving management’s buy-in for objectives and assuring that management is not actually or effectively establishing the terms and parameters for its own compensation.

Forward-Looking Statements

Disclosures in this Compensation Discussion & Analysis may contain certain forward-looking. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “approximate,” “expect,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters.

Without limiting the generality of the foregoing, forward-looking statements contained in this report include the matters discussed regarding the expectation of compensation plans, strategies, objectives, and growth and anticipated financial and operational performance of the Company and its subsidiaries. A variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to those set forth herein.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Compensation Committee Report

The Report of the Compensation Committee (the “Compensation Report”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Compensation Report by reference therein.

Recommendations of the Compensation Committee. We have reviewed and discussed the Compensation Discussion & Analysis (“CD&A”) with the Company’s management. Based on this review and these discussions, we recommended to the Board of Directors that the CD&A be included in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders.

This Compensation Report has been furnished by the Compensation Committee of the Board of Directors.

Dwight B. Mamanteo, Chair
Marcus Wohlrab
W. Austin Lewis IV
Gerald M. Czarnecki

Summary Compensation Table for Fiscal Years 2008 and 2007

The following table sets forth information for the fiscal year ended June 30, 2008 and 2007 concerning the compensation paid and awarded to all individuals serving as (a) our Chief Executive Officer, Ian Warwick, (b) the two most highly compensated Executive Officers (other than our Chief Executive Officer) of ours and our subsidiaries at the end of our fiscal year ended June 30, 2008 and 2007 whose total compensation exceeded $100,000 for these periods, Simon Chadwick and Charles F. Trapp, and (c) two additional individuals for whom disclosure would have been provided pursuant to (b) except that they were not serving as executive officers at the end of our fiscal year ended June 30, 2008. These individuals may be collectively referred to herein as our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Ian Warwick (1)	2008	349,195	—	—		—	—	—	—		349,195

Chief Executive Officer, President and Director	2007	350,682	—	—		—	—	—	—		350,682

Simon Chadwick (2)	2008	259,402	—	—		—	—	—	—		259,402

Chief Operating Officer and Director	2007	260,507	—	—		—	—	—	—		260,507

Charles F. Trapp (3)	2008	214,583	—	25,500	(3)	—	—	—	—		240,083

Vice President, Finance, and Chief Financial Officer	2007	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A

Michael O’Driscoll (4)	2008	93,593	—	—		—	—	—	46,992	(4)	140,585

Former Chief Financial Officer and Director	2007	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A

Michael Jamieson (5)	2008	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A

Former Chief Operating Officer	2007	196,384	—	—		—	—	—	—		196,384

(1)
Reflects salary paid to Mr. Warwick for services rendered to us and our subsidiaries during fiscal 2008 and 2007 as Aftersoft’s Chief Executive Officer and President. Salary was paid in British pounds at an annual salary of 175,000 GBP. The amounts shown was translated to U.S. dollars based on a June 30, 2008 currency conversion rate of 1 GBP = $1.9954 and the June 30, 2007 currency conversion rate of 1 GBP = $2.0039. Mr. Warwick did not receive any additional compensation for his services as a director on our Board of Directors.

(2)
Reflects annual salary paid to Mr. Chadwick for services rendered to us and our subsidiaries during fiscal 2008 and 2007 as Aftersoft’s Chief Operating Officer. Salary was paid in British pounds at an annual salary of 130,000 GBP. The amounts shown was translated to U.S. dollars based on a June 30, 2008 currency conversion rate of 1 GBP = $1.9954 and the June 30, 2007 currency conversion rate of 1 GBP = $2.0039. Mr. Chadwick did not receive any additional compensation for his services as a director on Board of Directors.

(3)
Mr. Trapp was appointed Vice President Finance and Chief Financial Officer effective as of December 1, 2007. The amount shown in the table reflects salary in the amount of $134,167 earned for services in these capacities between December 1, 2007 and June 30, 2008, as well as salary in the amount of $80,416 earned for services as an accountant prior to his appointment as an officer. The salary for fiscal 2008 also includes $20,500 that was deferred and contributed by Mr. Trapp to the Company’s plan established under section 401(k) of the Internal Revenue Code of 1986, as amended. The amount shown in the “Stock Awards” column reflects the dollar amount recognized for fiscal 2008 financial statement reporting purposes of the outstanding stock awards held by Mr. Trapp in accordance with FAS 123R. Stock award represent an award on May 13, 2008 of 750,000 shares of Common Stock with a grant date closing price of $0.10 per share, of which 34% or 255,000 shares vested immediately on the date of grant. The remaining 66% of the shares or 495,000 shares will vest in three equal installments of 165,000 shares on each of the first, second and third anniversaries of the grant date. The shares were not issued pursuant to any existing compensation plan. Refer to the Company’s Consolidated Financial Statements for the Fiscal Years Ended June 30, 2008 and 2007, Note 1 “Stock Based Compensation” and Note 10 “Stockholders Equity” included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, with respect to valuation assumptions for this stock grant. Mr. Trapp held no other stock or option awards at June 30, 2008.

(4)
The 2008 salary reflected in the table was earned by Mr. O’Driscoll for services rendered as our Chief Financial Officer between July 1, 2007 and November 30, 2007 in the amount of $93,593. The amount shown under “All Other Compensation” reflects amounts paid to Mr. O’Driscoll in connection with the termination of his employment with the Company. The salary and termination payments were made in British pounds and were translated to U.S. dollars based on the November 30, 2007 currency conversion rate of 1 GBP = $2.0705.

(5)
Mr. Jamieson previously served as our Chief Operating Officer and a Director on our Board of Directors, but resigned these positions on March 6, 2007. The amount shown in the table reflects compensation paid to him for his services during 2007 as Chief Executive Officer of our subsidiary, MAM Software Ltd. The amount shown reflects annual salary paid to Mr. Jamieson in British pounds at an annual salary of 98,000 GPB, and was translated to U.S. dollars based on June 30, 2007 currency conversion rate of 1 GBP = $2.0039.

Other Compensation

Other than as described above, there were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by the executive officers during the year ended June 30, 2008. We do not have any retirement, pension, or profit-sharing programs for the benefit of our directors, officers or other employees. The Board of Directors may recommend adoption of one or more such programs in the future.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table provides information relating to the vested and unvested option and stock awards held by the named executives as of June 30, 2008. Each award to each named executive is shown separately, with a footnote describing the award’s vesting schedule.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Option (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ian Warwick
Simon Chadwick
Charles F. Trapp	—	—	—	—	—	495,000	(1)	$123,750	(2)	—	—
Michael O’Driscoll

(1)
Stock awards represent an award on May 13, 2008 to Mr. Trapp of 750,000 shares of Common Stock with a grant date fair value of $0.10 per share, of which 34%, or 255,000 shares, vested immediately on the date of grant. The remaining 66% of the shares, the 495,000 shares reflected in the table, will vest in three equal installments of 165,000 shares, on each of the first, second and third anniversaries of the grant date. The shares were not issued pursuant to any existing compensation plan.

(2)	Based on the closing price of $0.25 of the Company’s Common Stock on June 30, 2008.

Employment Agreements with Executive Officers Subsequent to Fiscal 2008

Effective as of December 1, 2008 (the “Effective Date”), upon the approval of our Board of Directors, We entered into employment agreements with each of Ian Warwick, our President and Chief Executive Officer, Charles F. Trapp, our Executive Vice President and Chief Financial Officer, and Simon Chadwick, our Executive Vice President and Chief Operating Officer.

Ian Warwick Employment Agreement

The Employment Agreement with Mr. Warwick (the “Warwick Agreement”) is for an initial term of two and one-half years from the Effective Date, and is automatically renewable for successive one-year periods unless terminated by Mr. Warwick or us. Mr. Warwick will receive an annual base salary of $300,000, payable in U.S. dollars. The annual salary is increased to $350,000 upon our achievement of a market capitalization goal of $50 million for at least 25 consecutive trading days. The terms of the Warwick Agreement also entitles Mr. Warwick, a United Kingdom resident, to a make-whole payment that will restore him to the British Pound Sterling equivalent that existed on the Effective Date in the event that the value of the U.S. Dollar relative to the British Pound Sterling increases such that his base salary is reduced, as a result of such currency translation, by 10% or more (the “Make-Whole Payment”).

The Warwick Agreement also provides for an appointment to our Board of Directors, on which Mr. Warwick already serves.

Mr. Warwick is eligible for a performance-based annual cash incentive bonus of up to 150% of his base salary in any fiscal year depending on the extent to which the applicable performance goal(s) of the Company, which are to be established by our Compensation Committee or pursuant to a formal bonus plan, are achieved, subject to any operating covenants in place with respect to outstanding bank debt. The Compensation Committee established an EBITDA-related target for the fiscal year ended June 30, 2009, with respect to Mr. Warwick’s potential incentive bonus for fiscal 2009.

In addition, Mr. Warwick is entitled to participate in all of our benefit plans and our equity-based compensation plans, which currently consists of our 2007 Long-Term Incentive Plan (the “LTIP”). Pursuant to the Warwick Agreement, Mr. Warwick is to be awarded two grants of 3-year performance share unit awards under the LTIP, each for 500,000 performance share units as a base objective, with 30% of the award vesting in the first year of the grant provided that the base target for that year is met, 30% of the award vesting in the second year of the grant provided that the base target for the second year is met, and 40% of the award vesting in the third and final year of the grant provided that the base target for the third year is met (“Performance Share Units”). The performance measures for these awards, which have been set by the Compensation Committee, are based on increases in our earnings per share (“EPS”) and return on invested capital (“ROIC”). Further, with respect to both awards in each grant year, (i) if the Company’s results amount to less than 80% of the established target(s), none of the awards will vest; (ii) if the Company’s results are equal to 80% of the established target(s), 50% of the award will vest; (iii) if the Company’s results are equal to 100% of the established target(s), 100% of the award will vest; and (iv) if the Company’s results are equal to or better than 120% of the established target(s), 150% of the award will vest. Results between these established parameters will be interpolated.

The Warwick Agreement also entitles Mr. Warwick to be granted options to purchase 300,000 shares of our common stock under the LTIP. These options will vest as to one-third of the award on each of the first three anniversaries of the grant date, at a strike price of $0.75, $1.00 and $1.25, respectively. The options expire ten years from the grant date.

The Warwick Agreement provides that in the event Mr. Warwick’s employment is terminated for Good Reason, for any reason other than for Cause, Death or Disability or for Good Reason during the 30-day period immediately following the first anniversary of the Effective Date (the “Window Period”), he is entitled to, among other things, a severance payment equal to his 12 months base salary. In addition, under such circumstances, all of Mr. Warwick’s stock options, stock appreciation rights and restricted stock will immediately vest and be payable in shares of our common stock and all of his performance share units that would vest in the course of any fiscal year shall vest on a pro rata basis.

Charles F. Trapp Employment Agreement

The Employment Agreement with Mr. Trapp (the “Trapp Agreement”) is for an initial term of one year from the Effective Date, and is automatically renewable for successive one-year periods unless terminated by Mr. Trapp or us. Mr. Trapp will receive an annual base salary of $220,000, payable in U.S. dollars. Mr. Trapp is eligible for a performance-based annual cash incentive bonus of up to 150% of his base salary in any fiscal year depending on the extent to which the applicable performance goal(s) of the Company, which are to be established by the Compensation Committee or pursuant to a formal bonus plan, are achieved, subject to any operating covenants in place with respect to outstanding bank debt. The Compensation Committee established an EBITDA-related target for the fiscal year ended June 30, 2009, with respect to Mr. Trapp’s potential incentive bonus for fiscal 2009.

In addition, Mr. Trapp is entitled to participate in all of our benefit plans and equity-based compensation plans, which currently consists of the LTIP. Mr. Trapp will be awarded two grants of 3-year Performance Share Unit awards under the LTIP, each for 300,000 performance share units as a base objective, with the same terms, performance targets and metrics as Mr. Warwick’s Performance Share Unit awards described above. Mr. Trapp also will be granted options to purchase 100,000 shares of our common stock under the LTIP. These options will vest as to one-third of the award on each of the first three anniversaries of the grant date, at a strike price of $0.75, $1.00 and $1.25, respectively. The options expire ten years from the grant date.

The Trapp Agreement provides that in the event Mr. Trapp’s employment is terminated for Good Reason, for any reason other than for Cause, Death or Disability or for Good Reason during the Window Period, Mr. Trapp is entitled to, among other things, a severance payment equal to his 12 months base salary, all of Mr. Trapp’s stock options, stock appreciation rights and restricted stock shall immediately vest and be payable in shares of our common stock and all of his performance share units that would vest in the course of any fiscal year shall vest on a pro rata basis.

Simon Chadwick Employment Agreement

The Employment Agreement with Mr. Chadwick (the “Chadwick Agreement”) is for an initial term of two years from the Effective Date, and is automatically renewable for successive one-year periods unless terminated by Mr. Chadwick or us. Mr. Chadwick will receive an annual base salary of $225,000, payable in U.S. dollars. The terms of the Chadwick Agreement also entitles Mr. Chadwick, a United Kingdom resident, to a Make-Whole Payment consistent with the one awarded to Mr. Warwick.

The Chadwick Agreement also provides for an appointment to our Board of Directors, on which he already serves.

Mr. Chadwick is eligible for a performance-based annual cash incentive bonus of up to 150% of his base salary in any fiscal year depending on the extent to which the applicable performance goal(s) of the Company, which are to be established by the Compensation Committee or pursuant to a formal bonus plan, are achieved, subject to any operating covenants in place with respect to outstanding bank debt. The Compensation Committee established an EBITDA-related target for the fiscal year ended June 30, 2009, with respect to Mr. Chadwick’s potential incentive bonus for fiscal 2009.

In addition, Mr. Chadwick is entitled to participate in all of our benefit plans and our equity-based compensation plans, which currently consists of the LTIP. Mr. Chadwick will be awarded two grants of 3-year Performance Share Unit awards under the LTIP, each for 400,000 performance share units as a base objective, with the same terms, performance targets and metrics as Mr. Warwick’s and Mr. Trapp’s Performance Share Unit awards described above. The Chadwick Agreement also grants Mr. Chadwick options to purchase 200,000 shares of our common stock under the LTIP. These options will vest as to one-third of the award on each of the first three anniversaries of the grant date, at a strike price of $0.75, $1.00 and $1.25, respectively. The options expire ten years from the grant date.

In the event Mr. Chadwick’s employment is terminated for Good Reason, for any reason other than for Cause, Death or Disability or for Good Reason during the Window Period, Mr. Chadwick is entitled to, among other things, a severance payment equal to his 12 months base salary, all of Mr. Chadwick’s stock options, stock appreciation rights and restricted stock shall immediately vest and be payable in shares of our common stock and all of his performance share units that would vest in the course of any fiscal year shall vest on a pro rata basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Auto Data Network, Inc.

Prior to the spin-off of Aftersoft from ADNW on November 24, 2008, Mr. Warwick served as Chairman and CEO of both companies. Effective immediately following the spinoff, Mr. Warwick resigned from all positions with ADNW. None of the Company’s other officers and directors serve as officers or directors of ADNW.

During the 2008, 2007 and 2006 fiscal years, the Company had the following transactions with ADNW:

•           From time to time ADNW advanced funds to the Company. As of June 30, 2008, the balance of such advances was zero. During the 2008 fiscal year, payments totaling $2,108,000 were advanced to Aftersoft with repayments of $219,000. In fiscal 2006, the Company transferred its note receivable with a related party known as MAM North America, Inc. (“MAM North America”) in the amount of $510,000 to ADNW. ADNW had agreed to accept the assignment for all the issued shares of MAM North America from the Company and repaid the $510,000 note receivable on October 1, 2005 by allowing the Company to reduce its balance of loans due to ADNW. The Company sold its 43% shareholder interests in MAM Software North America, Inc. in October 2005. As a consequence of the sale ADNW agreed that MAM Software Limited could offset the $510,000 note receivable from MAM Software North America, Inc. against the outstanding debt due ADNW. The net book value of the Company’s investment in MAM Software North America, Inc. prior to the transfer to ADNW was zero. The transactions allowed the Company to improve its balance sheet by reducing loans due to the ADNW. Furthermore MAM North America has indemnified MAM UK against all past or current liabilities. In December 2005, the Company sold property and equipment to a third party for $308,000, who paid the $308,000 directly to ADNW. On June 10, 2006, the Company sold 100% of the outstanding Common Stock of Euro Soft (which by then had its own operations) to a different third party for $1,400,000. The proceeds from the sale of Euro Soft were paid by this third party purchaser directly to ADNW. No prior or subsequent relationship existed between ADNW or Aftersoft with either of these purchasers.

•           The Company issued the following shares of Common Stock to ADNW as full consideration of three acquisitions:

1.           On December 21, 2005, the Company issued 32,500,000 shares of its Common Stock to ADNW for the acquisition of MAM Software Limited and CarParts Technologies Inc. Prior to this transaction, ADNW owned 100% of MAM Software Limited and CarParts Technologies, Inc. The approximate dollar value of the 32,500,000 shares that were issued at the time was $54,925,000, which is based on the closing price of our stock of $1.69 per share on that date. The transaction was undertaken as part of the spin-off of businesses that were formerly owned by ADNW into what ultimately became Aftersoft Group, Inc.

2.           On August 25, 2006, the Company issued 28,000,000 shares of its Common Stock to ADNW for the acquisition of EXP Dealer Software Limited (“EXP”). EXP is a former subsidiary of the Company, which was sold on November 12, 2007. Prior to this transaction, ADNW owned 100% of EXP. The transaction was undertaken with ADNW because the Company believed at the time that EXP would prove to be a strategic component of the Company’s business in the United States. The approximate dollar value of the 28,000,000 shares that were issued at the time was $30,800,000, which is based on the closing price of the Company’s stock of $1.10 per share on that date.

3.           On February 1, 2007, the Company issued 16,750,000 shares of its Common Stock to ADNW for the acquisition of Dealer Software and Services Limited (“DSS”). DSS is a former subsidiary of the Company, which was sold on November 12, 2007. Prior to this transaction, ADNW owned 100% of DSS. The transaction was undertaken with ADNW because the Company believed at the time that DSS would prove to be a strategic component of the Company’s business in the United States. The approximate dollar value of the 16,750,000 shares that were issued at the time was $15,075,000, which is based on the closing price of the Company’s stock of $0.90 per share on that date.

Transactions with Auto Data Network, Inc.

Balance due to ADNW as of June 30, 2005	$(884,418)
Transfer of advances made to MAM Software USA to ADNW	510,000
Advances received from ADNW	(633,875)
Payments made on behalf of ADNW	236,183
Payment made from Note Receivable by a third party direct to ADNW	450,000
Proceeds from sale of Aftersoft Fixed Assets paid by a third party direct to ADNW	308,000
Balance due to ADNW as of June 30, 2006	(14,110)
Payments made by ADNW to third parties for earn-outs on behalf of Aftersoft	(2,200,000)
Payments made from note receivable by third party direct to ADNW	950,000
Payments made on behalf of ADNW	1,528,110
Balance due from ADNW as of June 30, 2007	264,000
Payments made on behalf of ADNW	2,108,000
Write down of advance to net realizable value	(800,000
16,000,000 shares of ADNW common stock issued in April 2008 by ADNW to the Company as payment for advances	(1,572,000
Balance at June 30, 2008	$0

From time to time various payments were made by ADNW and Aftersoft companies on behalf of other companies within the ADNW group of companies. The advances do not attract interest and there is no set dates for repayment.

On June 29, 2007, the Company granted to a holder of 2,124,098 shares of ADNW preferred stock, which is convertible into 7,231,622 shares of common stock of ADNW, certain exchange rights. The preferred shareholder agreed to waive anti-dilution rights it held in ADNW for the right to exchange the preferred shares for 6,402,999 units of the Company, which units were issued as part of the private placement that closed in July 2007, and contained the same terms as the securities issued in that offering (see Note 10 to the consolidated financial statements included elsewhere in this report) - one share of the Company’s Common Stock, and a five-year warrant to purchase one share of Company’s Common Stock exercisable at $1.00. On April 24, 2008, the Company completed the exchange transaction and issued the shares and warrants.

In April 2008, the Company received an aggregate of 27,631,622 shares, or 26.6% of ADNW’s common stock, for assuming certain liabilities of ADNW, including with respect to a lawsuit involving Arthur Blumenthal. This matter is described under “Legal Proceedings” and a share exchange with a former ADNW shareholder, described below. On July 3, 2008, the Company sold 5,231,622 of such shares to unaffiliated third parties for $0.17 per share, and aggregate gross proceeds of approximately $889,000. An additional 2,000,000 shares were used at the request of the Company to pay certain service providers in respect of services previously rendered to ADNW, and to settle certain outstanding minor obligations of ADNW.

On November 24, 2008 (the “Dividend Distribution Date”), ADNW distributed a dividend of the 71,250,000 shares of the Company’s common stock that ADNW owned at such time in order to complete the previously announced spin-off of Aftersoft’s businesses. The dividend shares were distributed in the form of a pro rata dividend to the holders of record as of November 17, 2008 (the “Record Date”) of ADNW’s common and convertible preferred stock. Each holder of record of shares of ADNW common and preferred stock as of the close of business on the Record Date was entitled to receive 0.6864782 shares of Aftersoft's common stock for each share of common stock of ADNW held at such time, and/or for each share of ADNW common stock that such holder would own, assuming the convertible preferred stock owned on the Record Date was converted in full.

Due to the nature of the dividend distribution, the ex-dividend date was set by NASDAQ as Tuesday, November 25, 2008, one day following the Dividend Distribution Date. No consideration was paid by any ADNW shareholder to receive the distribution of the dividend shares. Only whole shares were delivered to ADNW shareholders, so any resulting fractional shares in calculating the dividend were rounded up to the nearest whole number.

As a result of Aftersoft’s ownership of certain ADNW securities, Aftersoft received approximately 13,965,295 shares of its own common stock in connection with the dividend distribution. On December 31, 2008, Aftersoft retired 13,730,413 of the shares. The remaining 234,882 shares were used by Aftersoft for rounding of fractional shares issued in respect of the spin-off dividend, to make adjustments for the benefit of the holders of ADNW’s Series B Convertible Preferred Stock which received fewer shares in connection with the spin-off than the number to which they were entitled as a result of a calculation error relating to the Series B conversion rate, and for other minor adjustments.

Prior to the spin-off, ADNW owned approximately 77% of Aftersoft’s issued and outstanding common stock. Subsequent to and as a result of the spin-off, Aftersoft is no longer a subsidiary of ADNW.

Transactions with ComVest Capital LLC and its affiliate, Commonwealth Associates LP

ComVest Capital LLC

ComVest Capital LLC (“ComVest’) is the Company’s senior secured lender. During fiscal 2008, ComVest extended to the Company a $1,000,000 secured revolving credit facility and a $5,000,000 term loan pursuant to the terms of a Revolving Credit and Term Loan Agreement (the “Loan Agreement”), a Revolving Credit Note and a Convertible Term Note, each dated December 21, 2007. The material terms of these loans are described further below. In connection with this transaction, the Company issued to ComVest warrants to purchase an aggregate of 5,083,333 shares of the Company’s common stock. The material terms of these warrants are described further below.

At the time the loans were made, ComVest was not a party related to the Company. Each of these loans were made in the ordinary course of business, were made on the substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features. As a result of the issuance of the Convertible Term Note and the warrants, ComVest became a shareholder of the Company, and currently may be deemed to have beneficial ownership of approximately 10.66% of the Company’s common stock (including certain warrants held by Commonwealth Associates LP, see below).

Credit Facility and Revolving Credit Note . Pursuant to the terms of the Loan Agreement, the Credit Facility is available to the Company through November 30, 2009, unless the maturity date is extended, or the Company prepays the Term Loan (described below) in full, in each case in accordance with the terms of the Loan Agreement. The Credit Facility provides for borrowing capacity of an amount up to (at any time outstanding) the lesser of the Borrowing Base at the time of each advance under the Credit Facility, or $1,000,000. The borrowing base at any time will be an amount determined in accordance with a borrowing base report that the Company is required to provide to the lender, based upon the Company’s Eligible Accounts and Eligible Inventory, as such terms are defined in the Loan Agreement. The Loan Agreement provides for advances to be limited to (i) 80% of Eligible Accounts plus, in ComVest’s sole discretion, (ii) 40% of Eligible Inventory, minus (iii) such reserves as ComVest may establish from time to time in its discretion. As of December 31, 2008, the borrowing base was $1,228,000.

In connection with the Credit Facility, the Company issued a Revolving Credit Note (the “Credit Note”) on December 21, 2007 payable to ComVest in the principal amount of $1,000,000, initially bearing interest at a rate per annum equal to the greater of (a) the prime rate, as announced by Citibank, N.A. from time to time, plus two percent (2%), or (b) nine and one-half percent (9.5%). The applicable interest rate will be increased by four hundred (400) basis points during the continuance of any event of default under the Loan Agreement. Interest is computed on the daily unpaid principal balance and is payable monthly in arrears on the first day of each calendar month commencing January 1, 2008. Interest is also payable upon maturity or acceleration of the Credit Note. On February 10, 2009, the interest rate was increased from 9.5% to 11% in connection with a waiver the Company received for violating one of the debt covenants at December 31, 2008 (discussed below).

During the Company’s fourth fiscal quarter of 2008, the Company drew down $500,000 of the Credit Facility, and drew down the remaining $500,000 during the first and second fiscal quarter of 2009. As a result, as of June 30, 2008, the outstanding principal due on the credit facility was $500,000, and as of March 31, 2009, the entire credit facility had been extended, and has an outstanding principal amount due of $1,000,000. As of March 31, 2009, the Company has not yet repaid any principal. As described above, this loan currently bears interest at a rate of 11%. During fiscal 2008, the Company paid $2,045 in interest payments, and during the first two quarters of fiscal 2009, the Company paid $35,559 in interest payments.

Term Loan and Convertible Term Note.  In addition to the Credit Facility, ComVest extended a Term Loan, evidenced by a Convertible Term Note (the “Term Note”) issued on December 21, 2007, in the principal amount of $5,000,000. The Term Loan was a one-time loan, and unlike the Credit Facility, the principal amount is not available for re-borrowing. The Term Note bears interest at a rate of eleven percent (11%) per annum, except that during the continuance of any event of default, the interest rate will be increased to sixteen percent (16%).

Initially, the Term Note was payable in 23 equal monthly installments of $208,333.33 each, payable on first day of each calendar month commencing January 1, 2009, through November 1, 2010, with the balance due on November 30, 2010. The amortization schedule was subsequently modified, and was delayed for one year so that payments will commence on January 1, 2010, pursuant to an amendment of the Loan Agreement during the quarter ended June 30, 2008 (see below).

The number of shares issuable upon conversion of the Term Note and the conversion price may be proportionately adjusted in the event of any stock dividend, distribution, stock split, stock combination, stock consolidation, recapitalization or reclassification or similar transaction. In addition, the number of conversion shares, and/or the conversion price may be adjusted in the event of certain sales or issuances of shares of the Company’s common stock, or securities entitling any person to acquire shares of common stock, at any time while the Term Note is outstanding, at an effective price per share which is less than the then-effective conversion price of the Term Note. The principal and interest payable on the Term Note was initially convertible into shares of the Company’s common stock at the option of ComVest, at an initial conversion price of $1.50 per share. On July 3, 2008, the conversion price was reduced to approximately $1.49 per share following the Company’s subsequent issuance of shares of common stock and warrants at an effectively lower price. Consequently, the number of shares issuable upon conversion of the principal amount of the Term Note was increased to 3,361,345 shares from 3,333,333 shares. The Company also may require conversion of the principal and interest under certain circumstances.

Since December 21, 2007, the principal amount due on the Term Note has been $5,000,000. As of March 31, 2009, the Company has not yet repaid any principal. As described above, this loan currently bears interest at a rate of 11%. During fiscal 2008, the Company paid $290,278 in interest payments, and during the first two quarters of fiscal 2009, the Company paid $281,112 in interest payments.

Warrants. In connection with the Loan Agreement, the Company issued warrants to ComVest to purchase the following amounts of shares of the Company’s common stock, exercisable after December 21, 2007 and expiring December 31, 2013: a) warrants to purchase 1,000,000 shares of common stock at an initial exercise price of $0.3125 per share; b) warrants to purchase 2,000,000 shares of common stock at an initial exercise price of $0.39 per share; and c) warrants to purchase 2,083,333 shares of the Company’s common stock at an initial exercise price of $0.3625 per share. The warrants also contain a cashless exercise feature. The number of shares of common stock issuable upon exercise of the warrants, and/or the applicable exercise prices, may be proportionately adjusted in the event of any stock dividend, distribution, stock split, stock combination, stock consolidation, recapitalization or reclassification or similar transaction. In addition, the number of shares issuable upon exercise of the warrants, and/or the applicable exercise prices may be adjusted, at any time while the warrants are outstanding, in the event of certain issuances of shares of the Company’s common stock, or securities entitling any person to acquire shares of the Company’s common stock, at an effective price per share which is less than the then-effective exercise prices of the warrants.

 The exercise prices for 3,000,000 of these warrants were subsequently modified in connection with waivers the Company received for violations of one of the debt covenants, as discussed further below.

Debt Covenants . The Loan Agreement contains customary affirmative and negative covenants, including:

(a)           Maximum limits for capital expenditures of $600,000 per fiscal year;

(b)           Limitation on future borrowings, other than in certain circumstances, including to finance capital expenditures;

(c)           Limitation on guaranteeing any obligation, except for obligations in the ordinary course of business and obligations of the Company’s wholly owned subsidiaries incurred in the ordinary course of business;

(d)           Limitation on entering Sale-Leaseback Transactions with respect to the sale or transfer of property used or useful in the Company’s business operations;

(e)           Limitation on acquiring securities or making loans;

(f)            Limitation on acquiring real property;

(g)           Limitation on selling assets of the Company or permitting any reduction in the Company’s ultimate ownership position of any subsidiary;

(h)           Limitation on paying dividends;

(i)            Limitation on selling any accounts receivable; and

(j)            Requiring that, at the end of any quarter of any fiscal year, the ratio of (a) Earnings Before Interest, Depreciation, and Amortization (“EBIDA”) minus capital expenditures incurred to maintain or replace capital assets, to (b) debt service (all interest and principal payments), for the four (4) consecutive quarters then ended, to be not less than 1.25 to 1.00 (the “EBIDA Ratio Covenant”).

The Loan Agreement is collateralized by a pledge of all of the Company’s assets and the stock of the Company’s subsidiaries.

Amendments to Loan Agreement and Waivers for Violations of Certain Covenants. Subsequent to March 31, 2008, the Company notified ComVest that the Company had incurred a loss of $1,897,000 for the three-month period ending March 31, 2008, and as a result, the Company had a ratio of EBIDA to debt service of (4.41):1.00, therefore violating the EBIDA Ratio Covenant described above. ComVest agreed to grant the Company a waiver for the violation of this loan covenant. On May 15, 2008, the Company and ComVest entered into a Waiver and Amendment pursuant to which ComVest granted the waiver, and, in consideration therefor, the Company reduced the exercise price for 1,000,000 warrants issued to ComVest in connection with the Loan Agreement from $0.3125 per share to $0.11 per share, and recognized the incremental fair value of the modified warrants of $24,000 as additional interest expense.  As a result of ComVest granting this waiver, the Company was not in violation of any loan covenants at March 31, 2008.

Subsequent to June 30, 2008, the Company advised ComVest that the Company had incurred a loss of $11,664,000 for the six-month period ending June 30, 2008, and that as a result had again violated the EBIDA Ratio Covenant with an EBIDA to debt service ratio of (2.26):1.00. ComVest agreed to provide the Company with another waiver. In connection therewith, the Company and ComVest entered into a letter agreement amending the Loan Agreement (the “September 23, 2008 Waiver and Amendment”) and modifying the EBIDA Ratio Covenant. Pursuant to the September 23, 2008 Waiver and Amendment, the EBIDA Ratio Covenant was waived for the quarter ending September 30, 2008 and was reduced to 0.62:100 from 1.25:1.00 for the quarter ended December 31, 2008. Additionally, the EBIDA Ratio Covenant was reset for future quarters to 0.71:1.00 for the four quarters ended March 31, 2009; 0.50:1.00 for the four quarters ended June 30, 2009; and 1.25:1.00 for the four quarters ended September 30, 2009 and thereafter. Additionally, ComVest agreed to delay the commencement of the loan amortization related to the Term Note for one year, from January 1, 2009 to January 1, 2010. In consideration for these modifications, the Company reduced the exercise price related to 2,000,000 warrants issued to ComVest in connection with the Loan Agreement from $0.39 to $0.11. The incremental fair value of the modified warrants is $15,000, which was recorded as an additional debt discount and is being amortized over the remaining life of the term loan pursuant to EITF 96-19, “Debtor's Accounting for a Modification or Exchange of Debt Instruments.” As a result of these amendments, the Company was not in violation of any loan covenants at June 30, 2008.

 Subsequent to the end of the quarter ended December 31, 2008, the Company advised ComVest of the loss, and that as a result, the Company’s ratio of EBIDA to debt service was (1.41):1.00 in violation of the amended EBIDA Ratio Covenant. ComVest agreed to extend an additional waiver of this covenant, which was granted on February 10, 2009, under a Waiver and Amendment #2 letter agreement (the “February 10, 2009 Waiver and Amendment”). In consideration for the waiver, the Company agreed to increase the interest rate on the $1,000,000 Credit Facility from 9.5% to 11%. As a result of ComVest granting this waiver, the Company was not in violation of any loan covenants at December 31, 2008. If the Company restores compliance with the EBIDA Ratio Covenant as of the close of any quarter ending on or after March 31, 2009, then the annual interest rate will be restored to 9.5%, effective as of the first day of the calendar month next succeeding the Company’s demonstrated quarter-end compliance with such covenant.

Effective April 22, 2009, the Company entered into a letter agreement dated April 14, 2009 (the “April 22, 2009 Amendment”) with ComVest, further amending the EBIDA Ratio Covenant to require that the applicable minimum EBIDA Ratio be met as of the end of the quarter for such fiscal quarter. Prior to the April 22, 2009 Amendment, the EBIDA Ratio Covenant required that the applicable minimum EBIDA Ratio be met as of the end of each quarter of any fiscal year for the four (4) consecutive quarters then ended. The minimum EBIDA Ratios themselves were not modified by the April 22, 2009 Amendment, and remain at 0.71:1.00 for the quarter ended March 31, 2009; 0.50:1.00 for the quarter ended June 30, 2009; and 1.25:1.00 for the quarter ended on or after September 30, 2009.

Commonwealth Associates LP

The Company has engaged Commonwealth Associates LP (“Commonwealth”) as its consultant and exclusive merger and acquisitions advisor pursuant to a Consulting Agreement dated June 3, 2008 (the “Consulting Agreement”). Commonwealth and ComVest are entities that are under common control. The Consulting Agreement is for an initial term of 24 months, and provides that Commonwealth will (i) be issued warrants to purchase up to 3,000,000 shares of the Company’s common stock, which will be exercisable for 5 years at a price of $0.30 per share, or the effective price for the Company’s shares resulting from the sale of approximately 28,631,622 shares of ADNW’s common stock with respect to which Commonwealth may act as placement agent, whichever is lower, and will contain anti-dilution protection and a cashless exercise feature with respect to one-half of the warrants; (ii) receive $15,000 per month for 18 months for its advisory services beginning June 3, 2008 and (iii) receive a fee in connection with an M&A transaction equal to 5% of the aggregate consideration paid or received by the Company.

On July 3, 2008, the Company issued to Commonwealth warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock as compensation for work performed in connection with the Company’s sale on July 3, 2008 of the 5,231,622 shares of ADNW common stock that it owned, which is further described in footnote 12 on page F-32 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008. The warrants are currently exercisable at an exercise price of $0.30 per share and expire on July 3, 2013. Additionally, during the six months ended December 31, 2008, the Company paid $45,000 to Commonwealth, and recorded a liability for unpaid fees of $45,000.

Director Independence

Information about the independence of our directors is set forth above under “Corporate Governance – Director Independence” at page 10.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Under the securities laws of the United States, our directors, executive (and certain other) officers, and any persons holding ten percent or more of our Common Stock must report on their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established. During the fiscal year ended June 30, 2008, we believe that all reports required to be filed by such persons pursuant to Section 16(a) were filed on a timely basis.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal No. 2)

KMJ CORBIN & COMPANY LLP (“KMJ Corbin”) has served as our independent auditors since June 30, 2006 and has been appointed by the Audit Committee of the Board of Directors to continue as our independent auditors for the fiscal year ending June 30, 2009.

At the Annual Meeting, the shareholders will vote on a proposal to ratify this selection of the auditors. If this ratification is not approved by the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and voting on the matter, the Board will reconsider its selection of auditors.

KMJ Corbin has no interest, financial or otherwise, in our Company. We do not currently expect a representative of KMJ Corbin to physically attend the Annual Meeting, however, it is anticipated that a KMJ Corbin representative will be available to participate in the Annual Meeting via telephone in the event he or she wishes to make a statement, or in order to respond to appropriate questions.

On February 14, 2006, our previous independent accountants, Donahue Associates, LLC (“Donahue”) resigned as our accountant. Donahue prepared a report dated March 25, 2005 on our financial statements for the fiscal year ended December 31, 2004 and 2003. The report did not contain an adverse opinion or disclaimer of opinion and was not modified as to audit scope or accounting principles. The report did contain an uncertainly about our ability to continue as a going concern without obtaining additional funding. There were no disagreements with Donahue on any matter of accounting principles, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Donahue’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report. As a result, the Board of Directors approved the appointment of KMJ Corbin as our independent registered public accounting firm.

The following table presents aggregate fees for professional services rendered by KMJ Corbin for the audit of our annual consolidated financial statements for the fiscal year ended June 30, 2008 and 2007.

	For the Year Ended June 30,
	2008	2007
Audit fees(1)	$153,000	$186,000
Audit- related fees(2)	79,000	32,000
Tax fees(3)	–	–
All other fees	–	–
Total fees	$232,000	$218,000

(1)	Audit fees are comprised of annual audit fees and quarterly review fees.

(2)
Audit-related fees for fiscal years 2008 and 2007 are comprised of consent fees and work on registration statements, consultation fees on accounting issues, and fees related to the restatements of the fiscal 2007 quarterly reports that were filed in fiscal 2008.

(3)	There are no tax fees which usually comprise of tax compliance and consultation fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

 The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Committee to pre-approve interim services by the independent auditors other than the annual audit. The Chairman must report all such pre-approvals to the entire Audit Committee at the next Committee meeting

At the Annual Meeting a vote will be taken on a proposal to ratify the selection of KMJ Corbin as our independent auditors for the fiscal year ending June 30, 2009.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF
THE SELECTION OF KMJ CORBIN AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE
FISCAL YEAR ENDING JUNE 30, 2009.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee (the “Audit Report”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Audit Report by reference therein.

Role of the Audit Committee

The Audit Committee’s primary responsibilities fall into three broad categories:

First, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s outside auditors about draft annual financial statements and key accounting and reporting matters;

Second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

Third, the Committee reviews financial reporting, policies, procedures, and internal controls of the Company.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. In overseeing the preparation of the Company’s financial statements, the Committee met with management and the Company’s outside auditors, including meetings with the Company’s outside auditors without management present, to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

With respect to the Company’s outside auditors, the Committee, among other things, discussed with KMJ Corbin & Company LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Recommendations of the Audit Committee. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, for filing with the SEC.

This report has been furnished by the Audit Committee of the Board of Directors.

Frederick Wasserman, Chair
Dwight B. Mamanteo
W. Austin Lewis IV
Gerald M. Czarnecki

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

It is contemplated that the next Annual Meeting of Stockholders will be held on or about January 2010. Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission.  Any proposal which an eligible stockholder desires to have included in our proxy statement and presented at the 2010 Annual Meeting of Stockholders will be included in our proxy statement and related proxy card if it is received by us a reasonable time before we begin to print and send our proxy materials and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements. In order to avoid controversy as to the date on which we receive a proposal, it is suggested that any stockholder who wishes to submit a proposal submit such proposal by Certified Mail, Return Receipt Requested.

Other deadlines apply to the submission of stockholder proposals for the 2010 Annual Meeting that are not required to be included in our proxy statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the 2010 Annual Meeting, a stockholder’s notice must be received by us a reasonable time before we begin to print and send our proxy materials. The form of proxy distributed by the Board of Directors for such meeting will confer discretionary authority to vote on any such proposal not received by such date. If any such proposal is received by such date, the proxy statement for the meeting will provide advice on the nature of the matter and how we intend to exercise our discretion to vote on each such matter if it is presented at that meeting.

EXPENSES AND SOLICITATION

We will bear the costs of printing and mailing proxies. In addition to soliciting stockholders by mail or through our regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have shares of our Common Stock registered in the name of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders following the original solicitation.

OTHER BUSINESS

The Board of Directors knows of no other items that are likely to be brought before the meeting except those that are set forth in the foregoing Notice of Annual Meeting of Stockholders. If any other matters properly come before the meeting, the persons designated on the enclosed proxy will vote in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. You are encouraged to review the Annual Report on Form 10-K mailed along with these proxy materials, together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting our legal counsel, Gersten, Savage LLP, Attn: David E. Danovitch, Esq. at 212-752-9700.

*************

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute, and promptly return the accompanying proxy card.

June 12, 2009	AFTERSOFT GROUP, INC.

Ian Warwick
Chairman and Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF
AFTERSOFT GROUP, INC.

JULY 6, 2009

Please mark, date, sign and mail
your proxy card in the
envelope provided as soon
as possible

Please detach and mail in the envelope provided

MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.

1.  Election of Directors

☐ FOR ALL NOMINEES               ☐ Ian Warwick
☐ Simon Chadwick
☐ Dwight B. Mamanteo
☐ Marcus Wohlrab
☐ Frederick Wasserman
☐ Gerald M. Czarnecki
☐ W. Austin Lewis IV

☐ WITHHOLD AUTHORITY
      FOR ALL NOMINEES

☐ FOR ALL EXCEPT
     (See Instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s),mark “FOR ALL EXCEPT” and write the name of the nominee you wish to withhold authority in the box below.

To change the address on your account, please check       ☐
the box at right and indicate your new address in the
space above. Please note that changes to the registered
name(s) on the account may be submitted via this method.

2.  To consider and act upon a proposal to ratify the Board’s selection of KMJ CORBIN & COMPANY LLP as the Company’s independent auditors for the fiscal year ending June 30, 2009.

☐ FOR THE PROPOSAL
☐ AGAINST THE PROPOSAL

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THE PROXY SHALL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS, FOR THE RATIFICATION KMJ CORBIN & COMPANY LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2009, AND, IN THE CASE OF OTHER MATTERS THAT LEGALLY COME BEFORE THE MEETING, AS SAID ATTORNEY(S) MAY DEEM ADVISABLE.

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS ON JULY 6, 2009 AT 10:00 A.M. (BRITISH SUMMER TIME) AT THE EATON SUITE – EXECUTIVE BOARDROOM, THE CHESTER GROSVENOR AND SPA, EASTGATE, CHESTER, UK CH1 1LT.                                            ☐

Signature of Stockholder ______________ Date: ________	Signature of Stockholder ______________ Date: ________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

AFTERSOFT GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 6, 2009

Revoking all prior proxies, the undersigned, a stockholder of AFTERSOFT GROUP, INC. (the “Company”), hereby appoints Ian Warwick and Simon Chadwick or either of them, as attorneys and agents of the undersigned, with full power of substitution, to vote all of the shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held on July 6, 2009 at The Eaton Suite – Executive Boardroom, The Chester Grosvenor and Spa, Eastgate, Chester, UK CH1 1LT,  at 10:00 a.m. British Summer Time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying, and confirming all that said attorney and agent or his substitute may lawfully do in place of the undersigned as indicated on the reverse.

IMPORTANT:  SIGNATURE REQUIRED ON THE REVERSE SIDE